Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

IDENTITY REHAB CORPORATION

These Amended and Restated Articles of Incorporation supplement the Articles of Incorporation previously filed with the Colorado Secretary of State on December 12, 2005.

The undersigned (who, if a natural person, is of the age of 18 years or older), acting as the Incorporator of  Identity Rehab Corporation (the “Corporation”) under the Colorado Business Corporation Act, hereby adopts the following Amended and Restated Articles of Incorporation for the Corporation as of the date set forth below, without Shareholder Action pursuant to Section 7-110-107(d) of the Colorado Business Corporation Act (the “Act”) and the Bylaws of the Corporation. Shareholder approval is not required since the corporation had not accepted shareholders as of this date.

ARTICLE I:

NAME

The name of the Corporation is Identity Rehab Corporation.

ARTICLE II:

PRINCIPAL OFFICE

The address of the initial principal office of the Corporation is 535 16th Street, Suite 840, Denver, Colorado 80202.

ARTICLE III:

REGISTERED OFFICE

The street address of the initial registered office of the Corporation is 535 16th Street, Suite 727, Denver, CO 80202.

ARTICLE IV:
BOARD OF DIRECTORS

The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors. The initial Board of Directors of the Corporation shall consist of the following person or persons who shall serve until the first meeting of shareholders at which Directors are elected or until each such person’s successor is elected and qualified: Justin L. Yurek, 535 16th Street, Suite 727, Denver, Colorado 80202.

ARTICLE V:

AUTHORIZED STOCK

The Corporation shall have authority to issue a total of sixty million (60,000,000) shares of its capital stock, divided into fifty million (50,000,000) shares of common stock, no par value and ten million (10,000,000) shares of preferred stock, no par value.  The Board of Directors is authorized to establish one or more series of the preferred stock and to fix and determine the number, relative rights and preferences of the shares of any series so established and the voting, dividend, liquidation and other rights that the holders of common stock are subject to and qualified by such rights and preferences of any series so established.

ARTICLE VI:

PURPOSE

The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated pursuant to the Act.

ARTICLE VII:

POWERS

The Corporation shall have and may exercise, either as principal or agent and either alone or in connection with other corporations, partnerships, limited liability companies, firms, businesses, associations, entities or individuals, any and all of the powers, rights and privileges now or hereafter permitted, given or granted by the Act or by any other applicable statute.

ARTICLE VIII:

PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX:

VOTING RIGHTS AND QUORUM

The holders of the issued and outstanding shares of common stock shall have all of the voting rights in the Corporation and shall be entitled to receive the net assets of the Corporation upon dissolution. Each shareholder of record is entitled to one vote, and each fractional share is entitled to a corresponding fractional vote, for each share of stock standing in such shareholder’s name on the books of the Corporation. Except as bylaws duly adopted by the shareholders of the Corporation may provide for a lesser or greater requirement, a majority of the outstanding shares shall constitute a quorum at any meeting of the shareholders of the Corporation; provided, however, a quorum shall not consist of less than one-third of the shares entitled to vote at the shareholders’ meeting.

ARTICLE X:

CUMULATIVE VOTING NOT ALLOWED

Cumulative voting shall not be allowed in the election of directors or for any other purpose.

ARTICLE XI:

PRE-EMPTIVE RIGHTS

No shareholder of the Corporation shall have any pre-emptive or other preferential right to subscribe for any of the unissued stock or treasury stock to be issued or sold by the Corporation, or for any additional shares of stock or other securities of any class, or for rights, warrants or options to purchase stock or scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

ARTICLE XII:

ISSUANCE AND DISPOSITION OF STOCK

The Corporation, in the discretion and upon resolution of the Board of Directors, may at any time and from time to time, issue and dispose of any of the unissued stock or treasury stock of the Corporation and may create optional rights to purchase or subscribe for shares of stock of the Corporation. Such stock may be issued and disposed of for such kind and amount of consideration and to such individuals, partnerships, limited liability companies, corporations, entities or other persons, and such optional rights may be created, on such terms, at such prices and in such manner, as may be determined by the Board of Directors, subject to the Act and any other applicable statute and subject to any other provisions of these Articles of Incorporation or the Bylaws of the Corporation.

ARTICLE XIII:

RESTRICTIONS AND SHAREHOLDER OBLIGATIONS

All lawful restrictions on the sale or other disposition of the shares of stock of the Corporation may be placed upon the certificate or certificates evidencing the Corporation’s shares. No shareholder or subscriber to the stock of the Corporation shall be under any obligation to the creditors of the Corporation with respect to such stock other than the obligation to pay the Corporation the full consideration for which such stock was issued or is to be issued.

ARTICLE XIV:

REGISTERED SHAREHOLDERS

Prior to due presentment for registration or transfer of shares of stock, the Corporation may treat the person registered on the Corporation’s books as the absolute owner of such shares of stock for all purposes. Except as above provided, the Corporation shall not be bound to recognize any legal, equitable or other claim or interest in the shares of stock of the Corporation on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as otherwise expressly provided by the Act or by any other applicable statute. However, whenever any transfer of shares of stock of the Corporation shall be made for collateral security and not absolute, it shall be so expressed in the entry of the transfer if, when the certificate(s) are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

ARTICLE XV:

LIMITATION OF LIABILITY

The personal liability of the directors of the Corporation, whether to the Corporation or to the Corporation’s shareholders or to others, for breach of fiduciary duty as a director of the Corporation shall be eliminated to the full extent permitted by the Act (which limitations are currently contained in Part 4 of the Act and with particular reference to the limitation contained in Section 7-108-402 of the Act). Except as may otherwise be permitted by the Act, the foregoing elimination of personal liability shall not apply to any monetary damages available to the Corporation for any breach of a director’s duty of loyalty to the Corporation or to the Corporation’s shareholders or to acts or omissions of any director not in good faith or which involves intentional misconduct or a knowing violation of law or to unlawful distributions to the shareholders of the Corporation or to any transaction from which any director directly or indirectly derived an improper personal benefit.

ARTICLE XVI:

TRANSACTIONS WITH AND BY DIRECTORS,

OFFICERS AND SHAREHOLDERS

The Corporation may enter into contracts or transact business with any of the Corporation’s directors, officers or shareholders, or with any corporation, partnership, association, business, trust company, limited liability company, organization or other entity in which any of the Corporation’s directors, officers or shareholders are in any way interested. In the absence of fraud, no such contract or transaction shall be invalidated or in any way affected by the fact that such director, officer or shareholder of the Corporation has or may have any interest which is or might be adverse to the interests of the Corporation, even though the vote or action of such director, officer or shareholder having such adverse interest may have been necessary to obligate the Corporation upon such contract or transaction. At any meeting of the Board of Directors (including any duly authorized committee thereof) or of the shareholders of the Corporation which shall authorize or ratify any such contract or transaction, any such director or shareholder may vote or act with like force and effect as if such director or shareholder had no such interest; provided, however, that: (i) the material facts as to the relationship or interest of such director, officer or shareholder and such transaction are disclosed or known to the Board of Directors or the shareholders, and the Board of Directors or the shareholders in good faith authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested directors or shareholders, even though the disinterested directors or shareholders are less than a quorum; or (ii) the transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors or the shareholders. A general notice that a director, officer or shareholder is interested in any corporation or other entity of any kind above referred to shall be a sufficient disclosure as to such director, officer or shareholder with respect to all contracts and transactions with such corporation or other entity. No director or officer shall be disqualified from holding office as director or officer of the Corporation by reason of any such adverse interests. In the absence of fraud, no director, officer or shareholder having such adverse interest shall be liable to the Corporation or to any director, officer, shareholder or creditor of the Corporation or to any other person for any loss incurred under or by reason of such contract or transaction, nor shall any such director, officer or shareholder be accountable for any gains or profits realized thereon.

IN WITNESS WHEREOF, the above-named incorporator has hereunto set such incorporator’s hand and seal this 12th day of December, 2005.

/s/ Justin L. Yurek
Justin L. Yurek, Incorporator